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Exhibit (a)(2)

FORM OF LETTER OF TRANSMITTAL
TO EXCHANGE OPTIONS FOR RESTRICTED STOCK UNITS OF
TENET HEALTHCARE CORPORATION
PURSUANT TO THE OFFER TO EXCHANGE DATED MAY 27, 2005

Please read this Letter of Transmittal carefully. To properly elect to exchange your eligible options, we must receive your election to participate either via the eTenet Election Tool on https://secure.etenet.com/apps/mtso/ or your signed and dated Letter of Transmittal before 4:00 p.m., Eastern time on the expiration date, which is currently June 30, 2005.

You are not required to return this Letter of Transmittal if you are electing to participate via the eTenet Election Tool on the company's intranet website. Please go to https://secure.etenet.com/apps/mtso/ to access the eTenet Election Tool. If you choose to send a Letter of Transmittal you should send this Letter of Transmittal by facsimile, regular mail, overnight delivery or hand delivery using the following contact information:

By facsimile at: (469) 893-7005, Attn: Compensation Department

By regular mail to: Tenet Healthcare Corporation, Attn: Compensation Department, P.O. Box 809088, Dallas, TX 75380-9088

By overnight or hand delivery to: Tenet Healthcare Corporation, Attn: Compensation Department, 13737 Noel Road, Ste. 100, Dallas, TX 75240.

You can confirm that your documents have been received by calling (469) 893-2312.

If you think the number of your eligible options set forth below is incorrect, or if you have any questions about the offer, please call (469) 893-2312 or send an e-mail to Executive.Compensation@tenethealth.com.

From:	Name: ____________________________
To:	Tenet Healthcare Corporation

        I have received the Offer to Exchange dated May 27, 2005, the form of Certificate Evidencing Restricted Stock Unit Grant (the "Certificate") and the Third Amended and Restated 2001 Stock Incentive Plan (the "Stock Incentive Plan"). I understand that the eTenet Election Tool is available at https://secure.etenet.com/apps/mtso/, through which I may review my personal stock option grant data and make an election to participate in the exchange offer.

        I understand that if I elect to participate in the offer I will elect to exchange some or all of my outstanding grants of options that have an exercise price of $15.22 or higher ("eligible options"), for a lesser number of restricted stock units of Tenet as follows:

Option Exercise Price Range	Exchange Ratio (Options for Restricted Stock Units)
Over $40.00	8-for-1
$22.00 to $39.99	6-for-1
$15.22 to $21.99	2.75-for-1

        I have reviewed the table below of my eligible options on the signature page below and I confirm that I hold eligible options to purchase            common shares. I have indicated by checking the boxes below which eligible grants I am electing to exchange. By completing, signing and delivering this Letter of Transmittal, I hereby elect to exchange all of the eligible options I have indicated in the table on the signature page hereto by checking the applicable row. Based on the number of my eligible options, I acknowledge that I will receive such number restricted stock units of Tenet with respect to any stock grant upon the terms and subject to the conditions in the Offer to Exchange and this Letter of Transmittal (which together constitute the "offer") as are indicated on the table on the signature page below. I understand that if I have returned a Letter of Transmittal in a timely fashion but have not checked any rows in the below table that Tenet will be entitled, in its sole discretion, either to (a) request that I return a new Letter of Transmittal with boxes checked or (b) interpret my election to be an election to exchange all option grants listed on the table.

        In the event that before the expiration of the offer I wish to exercise some or all of my eligible options which I am hereby electing to exchange, I acknowledge that I cannot do so unless I first properly withdraw this election to exchange in accordance with procedures set forth in Section 4 of the Offer to Exchange.

        I acknowledge that upon the occurrence of any of the conditions set forth in Section 6 of the Offer to Exchange, Tenet may terminate or amend the offer and postpone its acceptance and cancellation of any eligible options I elect for exchange.

        I acknowledge that the restricted stock units will be subject to the terms and conditions set forth in the Stock Incentive Plan and the Certificate which constitute an agreement between Tenet and me. I have reviewed a form of the Certificate that was enclosed with the Offer to Exchange. I understand that Tenet will send me a final Certificate (in the form enclosed with the Offer to Exchange but with all the blanks filled in) as promptly as practicable after the grant date.

        I hereby represent and warrant that I have full power and authority to elect to exchange the options exchanged hereby and that, when and to the extent such options are accepted for exchange by Tenet, such options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and such options will not be subject to any adverse claims. Upon request, I will execute and deliver any additional documents deemed by Tenet to be necessary or desirable to complete the exchange of the options I am electing to exchange hereby.

        All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns.

        By execution hereof, I acknowledge that the election to exchange my eligible options pursuant to the procedure(s) described in Section 3 of the Offer to Exchange and in the instructions to this Letter of Transmittal will constitute my acceptance of the terms and conditions of the offer. Tenet's acceptance for exchange of options offered to be exchanged pursuant to the offer will constitute a binding agreement between Tenet and me, upon the terms and subject to the conditions of the Offer to Exchange.

        I acknowledge that I expect no financial compensation from the exchange and cancellation of my options. I also acknowledge that in order to participate in the offer I must be an eligible employee of Tenet or one of its business units from the date when I elect to exchange my eligible options through the date when the restricted stock units are granted and otherwise be eligible to participate under the Stock Incentive Plan. I further acknowledge that if I do not remain such an eligible employee, I will not receive any restricted stock units or any other consideration for the options that I elect to exchange and that are accepted for exchange pursuant to the offer.

        I hereby give up all ownership interest in the options that I elect to exchange and I understand that they will become null and void on the date Tenet accepts my options for exchange. I acknowledge that this election is entirely voluntary. I also acknowledge that this election will be irrevocable on the date Tenet accepts my options for exchange.

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        Subject to, and effective upon, Tenet's acceptance for exchange of the options elected to be exchanged herewith in accordance with the terms and subject to the conditions of the Offer to Exchange (including, if the offer is extended, delayed, terminated or amended, the terms and conditions of any such extension, delay, termination or amendment), I hereby sell, assign and transfer to, or upon the order of, Tenet all right, title and interest in and to all of the options that I am electing to exchange hereby. I acknowledge that Tenet has advised me to consult with my own advisors as to the consequences of participating or not participating in the offer to exchange.

Signature: _______________________________	Date: _____________________
Print Name: ____________________________
Social Security No.: _____________________
Daytime Phone No.: _____________________

IMPORTANT: Check the boxes in the left hand column below to indicate which options the signatory of this letter wishes to exchange in the offer.

	Grant Date	Exercise Price	Eligible Options	Number of Restricted Stock Units*
☐
☐
☐
☐

*
Tenet will not issue any fractional restricted stock units. The applicable amounts in the column "Number of Restricted Stock Units" and any resultant fractional shares have been rounded down to the next whole number such that no fractional restricted stock unit will be issued.

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INSTRUCTIONS FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

        1.     Delivery of Letter of Transmittal.    Tenet Healthcare Corporation must receive your signed and dated Letter of Transmittal on or before the expiration date, which is currently scheduled for 4:00 p.m., Eastern time, on June 30, 2005. Any Letter of Transmittal received after that time will not be accepted.

The method of delivery of any document is at your election and risk. If you choose to submit a Letter of Transmittal your election thereon will be effective upon receipt. If hand delivery is not feasible, we recommend that you send it by fax, and then follow up with a telephone call or e-mail to confirm receipt by the deadline. If delivery is by mail, we recommend that you use registered mail with return receipt requested and properly insure your package. In all cases, you should allow sufficient time to ensure timely delivery.

Elections to exchange made pursuant to the offer may be withdrawn at any time prior to the expiration date. If the offer is extended by Tenet beyond that time, you may withdraw your election at any time until the extended expiration of the offer. To withdraw elections to exchange options, you must deliver the accompanying Notice of Withdrawal with the required information while you still have the right to withdraw the election. Withdrawal may not be rescinded and any elections withdrawn will thereafter be deemed not a proper election for purposes of the offer. To re-elect to exchange options, you must again follow the procedures described above and in Instruction 3.

Tenet will not accept any alternative, conditional or contingent offers to exchange options. All eligible employees electing to exchange options, by execution of this Letter of Transmittal, waive any right to receive any notice of the acceptance of their election to exchange, except as provided for in the offer to exchange.

        2.     Inadequate Space.    If the space provided in the Letter of Transmittal is inadequate, the information requested in the first table regarding which options are being elected for exchange should be provided on a separate schedule attached to the Letter.

        3.     Signatures on this Letter of Transmittal.    If this Letter of Transmittal is signed by the option holder, the signature must correspond with the name as written on the face of the award agreement(s) to which the options are subject without alteration, enlargement or any change whatsoever.

If this Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to us of the authority of that person so to act must be submitted with this Letter of Transmittal.

        4.     Requests For Assistance or Additional Copies.    If you have any questions or need assistance, or would like to request additional copies of the Offer to Exchange or this Letter of Transmittal, please call (469) 893-2312 or send an e-mail to Executive.Compensation@tenethealth.com. All copies will be furnished promptly at Tenet's expense. You may also contact Tenet by fax or through regular mail using the contact information listed above. You may also use the above contact information to overnight or hand deliver your correspondence to Tenet.

        5.     Irregularities.    All questions as to the number of shares subject to options to be accepted for exchange and the number of restricted stock units to be granted, and any questions as to form of documents and the validity (including eligibility and time of receipt), form and acceptance of any options or rights elected to be exchanged will be determined by Tenet in its sole discretion, which determinations shall be final and binding on all interested persons. Tenet reserves the right to reject any or all offers to exchange options that Tenet determines not to be in appropriate form or the acceptance of which is unlawful. Tenet also reserves the right to waive any of the conditions of the offer and any defect or irregularity in any offer to exchange options, and Tenet's interpretation of the terms of the offer (including these instructions) will be final and binding on all parties. No offer to exchange options will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with offers to exchange options must be cured within such time as Tenet shall determine. Neither Tenet nor any other person is or will be obligated to give notice of any defects or irregularities in the offer to exchange options, and no person will incur any liability for failure to give any such notice.

        6.     Important Tax Information.    You should consult your own tax advisor and refer to Section 13 of the Offer to Exchange which contains important tax information.

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  Exhibit (a)(2)
INSTRUCTIONS FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER